As filed with the Securities and Exchange Commission on September 2, 2003

                                            Registration Statement No. 333-_____
  ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    FIRST HORIZON PHARMACEUTICAL CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                           58-2004779
(State or Other Jurisdiction of                           (I.R.S. Employer
 Incorporation or Organization)                           Identification No.)

                                6195 SHILOH ROAD
                            ALPHARETTA, GEORGIA 30005

   (Address, including zip code, of registrant's principal executive offices)

                       2003 NONQUALIFIED STOCK OPTION PLAN
                              (Full Title of Plan)

                                  DARRELL BORNE
                                6195 SHILOH ROAD
                            ALPHARETTA, GEORGIA 30005
                                 (770) 442-9707
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                              STEPHEN D. FOX, ESQ.
                           ARNALL GOLDEN GREGORY, LLP
                            2800 ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                           ATLANTA, GEORGIA 30309-3450

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
                                                               Proposed maximum          Proposed maximum          Amount of
Title of each class of              Amount to be               offering price per        aggregate                 registration
securities to be registered         registered                 share(1)                  offering price(1)         fee
--------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value       1,200,000                  $4.20                     $5,040,000                $408.00

---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (c) and (h) based on the last sale reported for the Company's Common Stock on August 25, 2003, as reported by The Nasdaq Stock Market.

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


     Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement, at the time such part becomes effective, contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     As recommended by the Registrant's Audit Committee, the Registrant's Board of Directors dismissed Arthur Andersen LLP ("Andersen") on May 24, 2002, effective immediately, as the Registrant's independent accountants. See the Registrant's Current Report on Form 8-K filed May 31, 2002 for more information.

     After reasonable efforts, the Registrant has been unable to obtain Andersen's written consent to the incorporation by reference into this Registration Statements of its audit reports with respect to the Registrant's financial statements as of and for the fiscal years ended December 31, 2001 and 2000. Under these circumstances, Rule 437a under the Securities Act permits the Registrant to file this Registration Statement without a written consent from Andersen. However, as a result, Andersen may not have any liability under
Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein.

     Accordingly, you might be unable to assert a claim against Andersen under
Section 11(a) of the Securities Act because it has not consented to the incorporation by reference into this Registration Statement of its audit reports for the periods ending December 31, 2001 and 2000. To the extent provided in
Section 11(b)(3)(c) of the Securities Act, however, other persons who are potentially subject to liability under Section 11(a) of the Securities Act, including the Registrant's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act. These facts may have the effect of limiting the ability of the Registrant's investors to recover any losses suffered in connection with the purchase or sale of the Registrant's securities due to material inaccuracies or omissions contained in the financial statements reproduced herein for the periods ending December 31, 2001 and 2000.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

     (a) The description of the Registrant's Common Stock and Stock Purchase Right set forth in the Registrant's Form 8-A Registration Statements (File No. 000-30123) filed March 27, 2000 and July 16, 2002;

     (b) The Company's Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 000-30123);

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 000-30123);

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 000-30123); and

     (e) The Company's Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 20, 2003, March 14, 2003, and February 25, 2003 (File No. 000-30123).


Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

     As permitted by Delaware law, the Registrant's Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of duty of loyalty to First Horizon or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation further provides that the Registrant must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant maintains a policy of directors and officers insurance that provides insurance against certain expenses and liabilities which may be incurred by directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions of the Delaware General Corporation Law and the Registrant's Bylaws, the Registrant has been informed that indemnification is considered by the Securities and Exchange Commission to be against public policy and therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          Exhibit No.         Description
          -----------         -----------

          5 Opinion of counsel as to legality of the securities being registered

          10                  2003 Nonqualified Stock Option Plan

          23 Consent of Arnall Golden Gregory, LLP (included in opinion filed as Exhibit 5)

          23                  Consent of Deloitte & Touche LLP

          24                  Power of Attorney (included on page II-6)

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         [SIGNATURES ON FOLLOWING PAGE]

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Alpharetta, State of Georgia, on August 29, 2003.


                                       FIRST HORIZON PHARMACEUTICAL CORPORATION


                                       By: /s/ Darrell Borne
                                           -------------------------------------
                                           Darrell Borne, Chief Financial
                                           Officer, Secretary and Treasurer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Patrick Fourteau and Darrell Borne, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                [ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 was signed by the following persons in the capacities indicated on August 29, 2003.

SIGNATURE                                   TITLE

/s/Patrick Fourteau
---------------------------                 President
Patrick Fourteau                            (principal executive officer)

/s/John N. Kapoor
---------------------------                 Director
John N. Kapoor, Ph.D.

/s/Jerry N. Ellis
---------------------------                 Director
Jerry N. Ellis

/s/Pierre Lapalme
---------------------------                 Director
Pierre Lapalme

/s/Jon S. Saxe
---------------------------                 Director
Jon S. Saxe

/s/Patrick J. Zenner
---------------------------                 Director
Patrick J. Zenner


/s/Darrell Borne
---------------------------                 Chief Financial Officer, Secretary
Darrell Borne                               and Treasurer (principal financial
                                            and accounting officer)

                                  EXHIBIT INDEX


          Exhibit No.         Description
          -----------         -----------

          5 Opinion of counsel as to legality of the securities being registered

          10                  2003 Nonqualified Stock Option Plan

          23 Consent of Arnall Golden Gregory, LLP (included in opinion filed as Exhibit 5)

          23                  Consent of Deloitte & Touche LLP

          24                  Power of Attorney (included on page II-6)